EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 14, 2013, relating to the financial statements and financial highlights which appear in the April 30, 2013 Annual Report to Shareholders of Delaware Large Cap Core Fund and Delaware Select Growth Fund (constituting Voyageur Mutual Funds III), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights” and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
August 27, 2013